Exhibit 99.1
Earthstone Energy, Inc. Announces Increased Elected Commitments Under Its Credit Facility

The Woodlands, Texas, April 3, 2023 – Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone” or the “Company”) announced today that it has entered into an amendment to the Company’s senior secured revolving credit facility (the “Credit Facility”), increasing the elected commitments from $1.2 billion to $1.4 billion. Additionally, the $250 million term loan tranche under the Credit Facility converted into an elected revolving commitment. Further, the borrowing base was redetermined at $1.65 billion as a part of the regularly scheduled redetermination.

Robert J. Anderson, Earthstone’s President and Chief Executive Officer, commented, “We are thankful for our longstanding banking relationships and believe that this amendment tangibly underscores our bank group’s recognition of the financial strength of Earthstone as a result of the high-quality and sizeable asset base we have built. We appreciate the support of our existing banks and welcome the three new banks into our facility. This year, we expect to continue to pay down significant amounts of debt outstanding under our Credit Facility. The additional debt reduction and this more than 16% increase to our elected commitment amount provide Earthstone with significant financial flexibility and optionality for the future.”

Credit Facility and Liquidity Update

As of March 31, 2023, the Company had approximately $452 million drawn under the Credit Facility, a reduction of $68 million from the $520 million drawn at December 31, 2022, leaving $948 million in undrawn availability. The Credit Facility maturity date remains June 2027.

About Earthstone Energy, Inc.

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in acquisitions and the development and operation of oil and natural gas properties. Its primary assets are located in the Permian Basin of New Mexico and west Texas. Earthstone is listed on the New York Stock Exchange under the symbol “ESTE.” For more information, visit Earthstone’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “forecast,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Earthstone’s annual report on Form 10-K for the year ended December 31, 2022, recent quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission filings. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact

Clay Jeansonne
Investor Relations
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
713-379-3080
CJeansonne@earthstoneenergy.com